EXHIBIT 10.14

Purchase Agreement - Mineral Acres

Nutek Oil, Inc. of 6330 McLeod Drive, Suite 1, Las Vegas, NV 89120, desires to purchase the herein described selected mineral acres and equipment from JGM Oil Investments, LLC, as Sellers under the terms and agreements described in this Purchase Agreement, to-wit:

1. Purchase of selected assets including, but not limited to, all field equipment, supplies and lease agreements.

2. Purchase of the leases, farm-outs, or mineral interests held by Sellers in Atascosa County, Texas insofar as they cover the following minimum net revenue interests (NRI). Said lands are described on Exhibit 'A' attached hereto and made a part of this Agreement for all purposes. Sellers will give a limited warranty to purchaser of title "by and through assignors, but not otherwise".

Minimum Net Revenue Interest (NRI)

A. G.O. Davidson Lease, a minimum of a seventy and 4/10 percent (70.4%) net revenue interest (NRI).

B.  Oldjamie   Lease,  a minimum of a sixty five and 925/1000 percent (65.925%)
net revenue interest (NRI).

C. Diamond Head Lease, a minimum of a fifty seven percent (57%) net revenue interest (NRI).

D. Fowler A Lease, a minimum of a fifty eight and 1/8 percent (58.125%) net revenue interest (NRI).

E.  Fowler   C  Lease,  a minimum of a sixty three percent  (63%)  net  revenue interest (NRI).

3. Purchase of all of the personal property associated with the oil wells on the lands described on Exhibit 'A' hereto including, but not limited to, all well equipment, spare equipment and tank batteries. Equipment will be sold "as is".

4.  Purchase  price.   The  total  purchase  price will be three hundred  seven
thousand four hundred twenty-six dollars ($307,426) made up as follows:

A. Purchase of all mineral acreage will be at a price of one hundred dollars ($100.00) per acre as set forth in Exhibit 'A' hereto. Total price for acreage will be sixty nine thousand four hundred ten and no/100 dollars ($69,410).

B. Purchase of all equipment will be at a depreciated price of forty five percent (45%) of the replacement value as set forth in Exhibit 'B' hereto. Total price for equipment will be two hundred thirty eight thousand sixteen and no/100 dollars ($238,016).

C. Payment for purchase of 4.A and 4.B above will be made to Sellers as set forth herein.

5.  Method of payment will be as follows:

A. The issuance of five hundred twelve thousand three hundred seventy-seven (512,377) shares of Nutek Oil, Inc restricted stock which are to carry piggy back rights representing fifty percent (50%) of the purchase price at $0.30 per share calculated as the prior thirty (30) day average closing price.

B. The remaining amount of one hundred fifty three thousand seven hundred thirteen and no/100 dollars ($153,713) will be paid monthly for a period of thirty six (36) months with interest of seven percent (7%) accruing on the outstanding balance. The monthly payment amount is not to exceed the income from the minimum net revenue interest (NRI) from the prior month's production. Payment will be adjusted accordingly and the remaining balance increased by the monthly shortfall should any occur.

6.  Date of closing shall be tentatively set as April 1, 2005.

7. All oil production remaining in tank batteries at date of closing is excluded from the sales price.

8. This Purchase Agreement may be terminated by written agreement of both parties.

IN WITNESS WHEREOF, the parties have set their hands on the dates below with the effective date of this Purchase Agreement being the 1st day of April 1, 2005.

Dated : March 31, 2005

Purchaser:

Nutek Oil, Inc.

By: /s/ Murray N. Conradie
---------------------------
Murray N. Conradie
President/CEO and Chairman


By: /s/ Jason F. Griffith
---------------------------
Jason F. Griffith
CFO and Director


By: /s/ Conrad Humbke
---------------------------
Conrad Humbke
Director


Sellers:

JGM Oil Investments, LLC

By: /s/ JGM Oil Investments, LLC
----------------------------

EXHIBIT 'A'

ACREAGE

ATASCOSA COUNTY

G.O.Davidson Lease        40 ac
Well #A3 - #A4

Fowler A Lease            140 ac
Well #1A - #4A
Well #6A
Well #7A - #10A

Fowler C Lease            229 ac
Well #1 - #22

Oldjamie Lease            105.1 ac
Well #1 - #6

Diamond Head Lease        40 ac
Well #1A

Diamond Head A Lease      120 ac
Well #2 - #4

Diamond Head B Lease      20 ac
Well #5

Total acreage in Atascosa Co. = 694.1 ac.

Total Cost of acreage @ $100 per acre = $ 69,410.00

EXHIBIT 'B'

Replacement value of equipment for average well in field.

$5,500       2000' of 2 3/8's 8R upset tubing ($2.75 avg/ft)
$  800       2000' of 5/8" sucker rods ($10/rod = 0.40/ft)
$  325       downhole pump and seating nipple
$  375       well head
$   75       polish rod
$  125       pumping tee and stuffing box
$   65       misc. wellhead equip. (valves, checks, bull plugs, etc.)
$3,250       pumpjack (incl. base or skid)
$1,260       1200' (avg.) of line pipe per well at $1.05/fl.
$  225       elec. motor (low rpm)
$  425       Electrical (sw. box, time clock, starter, coils, etc.)
$12,425      Total

REPLACEMENT VALUES, WELLS, AND DESCRIPTIONS (BY LEASE)

G. O. Davidson      $24,850

#A3     $12,425
#A4     $12,425

Fowler A            $109,875

#1A     $11,775
#2A     $12,425
#3A     $12,425
#4A     $12,425
#6A     $12,425
#7A     $11,775
#8A     $11,775
#9A     $12,425
#10A    $12,425

Fowler C            $257,525

#1      $11,775
#2      $11,775
#3      $11,775
#4      $11,775
#5      $11,775
#6      $11,775
#7      $12,100
#8      $11,775
#9      $12,425
#10     $12,425
#11     $12,425
#12     $11,775
#13     $11,775
#14     $12,000
#15     $5,150
#16     $12,425
#17     $12,425
#18     $12,425
#19     $11,775
#20     $11,775
#21     $11,775
#22     $12,425

Oldjamie            $74,550

#1      $12,425
#2      $12,425
#3      $12,425
#4      $12,425
#5      $12,425
#6      $12,425

Diamond Head        $12,425

#1A     $12,425

Diamond Head A      $37,275

#2      $12,425
#3      $12,425
#4      $12,425

Diamond Head B      $12,425

#5      $12,425

Total Replacement Value for Leases = $528,925


Total Value of Properties

Acerage = $69,410
Replacement Value of Wells = $528,925

Total Replacement Value of Properties = $598,335